EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Louise A. Walker                                                                     April 28, 2022
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California

(707) 678-3041

First Northern Community Bancorp Reports
First Quarter 2022 Net Income of $3.0 Million

Dixon, California—First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $3.0 million, or $0.22 per diluted share, for the three months ended March 31, 2022, down 4.3% compared to net income of $3.2 million, or $0.22 per diluted share, for the three months ended March 31, 2021.

Total assets as of March 31, 2022, were $1.87 billion, an increase of $87.7 million, or 4.9%, compared to March 31, 2021. Total deposits as of March 31, 2022, were $1.72 billion, an increase of $109.0 million, or 6.8%, compared to March 31, 2021. Total net loans (including loans held-for-sale and loans totaling $14.8 million made under the SBA’s Paycheck Protection Program (PPP)) as of March 31, 2022, were $874.4 million, a decrease of $76.4 million, or 8.0%, compared to total net loans (including loans held-for-sale and loans totaling $202.6 million made under the SBA’s PPP) of $950.8 million as of March 31, 2021. The decrease in net loans was primarily driven by payoffs and the forgiveness and SBA reimbursement on loans made under the SBA’s PPP.

Excluding PPP loans, net loan growth as of March 31, 2022, was $111.4 million, or 14.9%, compared to March 31, 2021.1 The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of March 31, 2022.

1 The presentation of net loan growth, excluding loans under the SBA’s PPP, is a non-GAAP financial measure. Management believes that this non-GAAP financial measure is useful to investors in light of the short-term and non-recurring impact of loans made under the SBA’s PPP on the Company’s financial statements.

Commenting on the Company’s financial results, President & Chief Executive Officer Louise Walker stated, “We remain optimistic for 2022; our first quarter 2022 results were a reflection of our solid and growing deposit base and our ability to grow net interest income by deploying excess cash into loan and investment opportunities as well as payoffs and the forgiveness and SBA reimbursement of loans made under the SBA’s PPP loan program, driving increased recognition of PPP-related fee income which helped offset lower mortgage-related revenues due to decreasing refinance activities. Net interest income was up $766,000 or 7.1% at March 31, 2022, compared to the same period a year ago. We are pleased to report our credit trends continue to be positive, our small business, agribusiness and commercial loan pipelines have returned to pre-pandemic levels and the quality of our loan portfolio is strong. We believe that the Company is well-positioned for the increasing interest rate environment.”

On March 25, 2022, the Company paid a 5% stock dividend to all shareholders of record as of February 28, 2022.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, and Rancho Cordova. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 11 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2021 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s expectations about our assessment of economic conditions and their impact on our business, the Company’s deposit base, credit trends, loan portfolio and positioning, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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